MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Valueone, Inc.

We consent to the use of our report dated May 3, 2023 with respect to the financial statements of Value One, Inc. as of December 31, 2022 and 2021 and the related statements of operations, shareholders’ deficit and cash flows for the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Form S-1.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

November 9, 2023

/s/ Michael Gillespie & Associates, PLLC